Exhibit 14.2

Grant Thornton

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399) and related Prospectus and on Form S-8 (No. 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees' Stock Option Plan of Pointer Telocation Ltd., of our report dated March 23, 2010, with respect to the financial statements of Pointer Localizacion Y Asistencia S.A, included in this Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31, 2009.

/s/ Grant Thornton Argentina S.C.

Buenos Aires, Argentina
March 23, 2010